EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT


                  We consent to the incorporation by reference in this Registration Statement of Samuels Jewelers, Inc. (formerly Barry's Jewelers, Inc.) on form S-8 of our report dated August 25, 1998 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to Barry's Jewelers, Inc.'s ability to continue as a going concern as a result of the filing for reorganization under Chapter 11 of the Federal Bankruptcy Code), appearing in the Annual Report on Form 10-K of Barry's Jewelers, Inc. and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


                                        DELOITTE & TOUCHE LLP

                                        /s/ Deloitte & Touche LLP

Los Angeles, California
June 4, 1999